Exhibit 99.1

DAVID J. MARCUS ELECTED TO MARCUS CORPORATION BOARD OF DIRECTORS

MILWAUKEE, November 5, 2025…Marcus Corporation  (NYSE: MCS) today announced that David J. Marcus has been elected as a director of the company. Marcus is the chief executive officer of Marcus Investments LLC, a private investment firm specializing in restaurant hospitality, real estate ventures, and retail. He also serves as the chairman of the Marcus Corporation Foundation. Marcus is the brother of Gregory S. Marcus, chairman and chief executive officer of Marcus Corporation.

“David grew up in the business like I did, and over the years has been an invaluable partner and sounding board to our company’s approach to long-term value creation,” said Greg Marcus. “His nomination to our board of directors continues our family’s long history of active stewardship of the company and adds a tremendously successful entrepreneur in related hospitality businesses to our board. His strategic vision, financial acumen, and experience managing a diverse portfolio of businesses will be additive to our board’s oversight as we continue to grow the impact of Marcus Theatres and Marcus Hotels & Resorts.”

Marcus currently serves as board chair of Goodwill Industries of Southeastern Wisconsin and Metropolitan Chicago as well as the Marcus Center for the Performing Arts. He holds an MBA in Real Estate from the University of Wisconsin – Madison and a Bachelor of Science in Business Administration (Finance) from Boston University.

About Marcus Corporation
Headquartered in Milwaukee, Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 985 screens at 78 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and

BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 16 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

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For additional information, contact:
Investors: Chad Paris
(414) 905-1100
investors@marcuscorp.com

Media: Megan Hakes
(414) 788-6599
Megan.Hakes@hprstrategies.com

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